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                                                                    Exhibit 99.1
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            DSL Leader Efficient Networks, Inc. Acquires Flowpoint
                 Corporation In $861 Million Stock Transaction


            Acquisition Creates DSL CPE Powerhouse with Widespread
                            Product Interoperability

November 22, 1999

          DALLAS, November 22, 1999 - Efficient Networks, Inc. (Nasdaq: EFNT), a worldwide developer and supplier of high-speed digital subscriber line (DSL) customer premise equipment (CPE) for the broadband access market, today announced that it has signed a definitive agreement to acquire FlowPoint Corporation, a wholly-owned subsidiary of Cabletron Systems (NYSE:CS).

          Based in Santa Clara, Calif., FlowPoint is a leading provider of advanced broadband routers for communications networking in the customer premises equipment market. According to the Dell'Oro Group, FlowPoint holds the leading market share in the SDSL and IDSL router market; the acquisition will result in Efficient offering the industry's most complete and technologically advanced DSL CPE product line.

          Under terms of the agreement, which was approved by the board of directors of both companies, Cabletron will receive 7.3 million shares of common and 6.2 million shares of non-voting convertible preferred stock of Efficient in exchange for all of the outstanding capital stock of FlowPoint Corporation. Based on the November 19, 1999 closing stock price for Efficient of $63.75, the transaction has an implied value of approximately $861 million. FlowPoint has a current annualized revenue run rate in excess of $40 million.

          The transaction, which is expected to be completed late in Efficient's second fiscal quarter ending December 31, 1999 or early January 2000, will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. Efficient expects the merger to be accretive to revenues per share immediately.

          "This merger positions Efficient as the clear leader in DSL CPE and should have a significant, positive impact on the long term value of the combined company," said Mark Floyd, chairman, president and chief executive officer of Efficient Networks.
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          "Virtually every major network service provider worldwide is making decisions on how to engineer and deploy its new or evolving broadband access network for data, voice, fax and video services," Floyd continued. "With this combination, we intend to lead the short list of companies with whom those providers will want to work. In addition to increasing our customer base, this acquisition broadens our DSL product line and gives us the edge as we develop the next generation of DSL CPE."

          Efficient now supports five distinct DSL CPE product categories: internal and USB DSL modems for personal computers, DSL LAN modems, SOHO/telecommuter DSL routers and small business or branch office DSL routers. Additionally, FlowPoint accelerates Efficient's entry into the VoDSL market. FlowPoint currently has a VoDSL product in trials with major service providers, which is interoperable with a new line of voice gateway products from CopperCom and Jetstream.

          FlowPoint designs, manufactures and markets a comprehensive line of remote access products for broadband connectivity services featuring a broad range of xDSL technologies, including ADSL (both G.DMT and G.lite), SDSL and IDSL. The FlowPoint product line will further bolster the company's importance as a supplier to an unmatched blue-chip customer base which includes major ISPs, PTTs, ILECs, IXCs, and CLECs.

          "This transaction takes us to the next level of business opportunities," said Chuck Waggoner, president of FlowPoint. "Efficient enables us to give customers a more robust, end-to-end solution, and it complements FlowPoint's market-leading technology. Our people get the chance to join an industry leader that has been driving market adoption of DSL equipment across the full range of service providers."

          Following the completion of the transaction, FlowPoint's management, employees and product lines will be operated by Efficient. Efficient expects to establish significant development and sales operations in Silicon Valley, where the majority of FlowPoint's employees will continue to be based. FlowPoint's president, Chuck Waggoner, will remain with the company as a key member of Efficient's senior management team.

          The purchase is subject to customary closing conditions. The convertible preferred stock will convert on a one-for-one basis into common stock immediately on approval by a majority of holders of Efficient common stock. Efficient has received voting agreements from holders of a majority of its shares of common stock agreeing to vote in favor of the conversion. In connection with the merger, Efficient and Cabletron will enter into a shareholder's agreement containing customary provisions regulating Cabletron ownership of the Efficient stock received in the merger and granting Cabletron certain registration rights.

                                      -2-
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About Efficient Networks

          Efficient Networks is a leading, independent supplier of DSL access products for the customer premise. The company furnishes service providers and small- to mid-sized businesses with its SpeedStream DSL CPE product line, which includes a suite of external and internal routers and modems all designed for simple, rapid installation and seamless compatibility. As a recognized worldwide leader in the DSL market, Efficient Networks is a member of the ATM Forum and the ADSL Forum. With headquarters in Dallas, Texas, Efficient Networks has sales and support offices throughout the United States, and in Amsterdam and Singapore.

About FlowPoint Corporation

          FlowPoint designs, manufactures and markets a comprehensive line of remote access products for broadband connectivity services. FlowPoint's products are interoperable with DSLAM equipment from multiple vendors including ADTRAN, Alcatel, Cisco Systems, Copper Mountain, Ericsson, Lucent, NEC, Newbridge, Nokia (Diamond Lane), Nortel, Redback and Siemens. FlowPoint markets its products to CLECs, ILECs, ISPs and OEM and private label partners.


                                      -3-
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          This news release contains forward-looking statements within the meaning of Safe Harbor provisions of the U.S. federal securities laws that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These statements are generally identifiable by statements containing words such as "expects", "believes" or "estimates" or similar expressions. These risks and uncertainties include future stock market returns, price and product competition, dependence on new product development, reliance on major customers, control of costs and expenses, international growth, changes in governmental regulations, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Efficient Networks with the Securities and Exchange Commission. Efficient Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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